Exhibit 99.1

Media inquiries:

Carin Warner or Christen Graham

Warner Communications

carin@warnerpr.com or christen@warnerpr.com

978-526-1960

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

866-402-4295 or 208-292-2818

NightHawk Radiology Holdings, Inc. Announces Pricing of Secondary Offering

Coeur d’Alene, Idaho, October 26, 2006 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK) announced that certain selling stockholders have agreed to sell 5,500,000 shares of NightHawk common stock, par value $0.001 per share, at a price of $18.50 per share. NightHawk will not receive any proceeds from the offering. The underwriters in the offering have an over-allotment option to purchase an additional 825,000 shares of common stock from certain of the selling stockholders.

Morgan Stanley & Co. Incorporated is acting as the sole book-running manager for the offering. Co-managers for the offering are Banc of America Securities LLC, Cowen & Company, LLC, Piper Jaffray & Co., and Montgomery & Co., LLC.

About NightHawk

NightHawk, headquartered in Coeur d’Alene, Idaho, is a leading provider of radiology services to radiology groups across the United States. Its team of highly-qualified, U.S. board certified, state-licensed and hospital-privileged radiologists uses its proprietary workflow technology to provide radiological interpretations to its customers primarily from centralized reading facilities located in Sydney, Australia and Zurich, Switzerland.

A copy of the prospectus relating to this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, by calling 212-761-6775 or by emailing prospectus@morganstanley.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.